                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
         Check the appropriate box:
         [_]      Preliminary Proxy Statement
         [_]      Confidential, for Use of the Commission only (as permitted by
                  Rule 14a-6(e)(2))
         [_]      Definitive Proxy Statement
         [_]      Definitive Additional Materials
         [X]      Soliciting Material Under Rule 14a-12

                               INTEG INCORPORATED
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[_]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
         Item 22(a)(2) of Schedule 14A.
[_]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         1)       Title of each class of securities to which transaction
                  applies:
         2)       Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)       Proposed maximum aggregate value of transaction:
         5)       Total fee paid:
[_]      Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

On October 4, 2000, Inverness Medical Technology, Inc. issued the following press release:


Contact:
Doug Guarino  (888) 872 -8679
Robert Oringer

Inverness Medical Technology, Inc. Agrees To Acquire Alternative Diabetes Monitoring Technology

Integ acquisition will provide Inverness with bloodless sampling technology

Waltham, MA, St. Paul, MN - Inverness Medical Technology, Inc. (AMEX: IMA) and Integ, Inc. (NASDAQ: NTEG), two innovators in the fast-growing diabetes glucose monitoring market, today announced that they have signed a definitive agreement to merge Integ into a subsidiary of Inverness Medical Technology.

Under the terms of the agreement, all of the issued and outstanding shares of Integ's common stock, options and warrants will be exchanged for 1.9 million shares of Inverness Medical Technology common stock. Based upon yesterday's closing price for Inverness common stock and the number of shares of Integ common stock currently outstanding, each share of Integ common stock would be exchanged for approximately 0.187 of a share of Inverness Common Stock. Outstanding shares of Integ's preferred stock will be redeemed for cash at the closing. The transaction is structured as a tax-free reorganization and will be accounted for using the purchase method of accounting. The transaction, which is subject to approval of Integ's shareholders and other customary closing conditions, is expected to close near year-end. Inverness Medical Technology anticipates taking a significant charge for Integ's in-process R&D as well as consolidation costs to be incurred in connection with the merger.

Ron Zwanziger, CEO of Inverness Medical Technology stated, "This acquisition provides us with advanced technology that complements and accelerates our efforts to provide innovative glucose monitoring options for people with diabetes. Specifically, Integ's advancements in interstitial fluid sampling technology, which eliminates the need to draw blood, constitutes a valuable base for the continuing improvement of diabetes self-management."

The glucose monitoring market today is being driven by technological advancements in the areas of smaller blood sample size, faster test times, and alternatives to finger sticking. Inverness Medical Technology has already received FDA clearance and is delivering products that address each of these market demands. Inverness Medical Technology's leading glucose systems are marketed worldwide by LifeScan Inc., a Johnson and Johnson company. Integ has developed and patented a unique technology to collect interstitial fluid samples, the clear fluid found between the cells throughout the body. This acquisition represents a further investment in diabetes monitoring R&D for Inverness Medical Technology, an area in which the company has invested heavily since its founding.

Susan Critzer, CEO of Integ stated, "We are pleased with this merger agreement. This transaction benefits our shareholders and people with diabetes. We believe that the combination of Integ's interstitial fluid knowledge and technology with Inverness' well-established measurement technology, advanced manufacturing, and worldwide distribution capabilities can lead the pain-free monitoring market. Inverness Medical Technology is a strong company with a demonstrated history of FDA clearances and operational excellence that can help our technology improve the lives of people with diabetes."

                                      * * *

This press release contains forward-looking statements, including statements about the consummation and anticipated timing of the merger, the potential market opportunity for glucose monitoring systems that use interstitial fluid, the expected drivers of growth for the market opportunity, the anticipated impact of Integ's technology on Inverness Medical Technology's future growth, the expected benefits of the merger, the actual exchange ratio, the tax-free nature of the transaction, the anticipated impact of the acquisition on Inverness Medical Technology's earnings and development programs. Actual results may materially differ due to numerous factors, including without limitation conditions in the financial markets relevant to the proposed merger, the receipt of stockholder and other approvals of the transaction, the operational integration associated with the transaction and other risks generally associated with such transactions, the potential market acceptance of interstitial fluid glucose monitoring systems, the competitive environment for the glucose monitoring market, the efficacy and safety of products, the content and timing of submissions to and decisions by regulatory authorities, the ability to manufacture sufficient quantities of product for development and commercialization activities, the ability of Inverness Medical Technology to successfully commercialize products and the risks and uncertainties described in Inverness Medical Technology's and Integ's reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation those risks and uncertainties described under "Certain Factors Affecting Future Results" beginning on page F-8 of Exhibit 13.1 to Inverness' Annual Report on Form 10-K for the year ended December 31, 1999.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This material is not a substitute for the prospectus/proxy statement Inverness Medical Technology and Integ plan to file with the Securities and Exchange Commission. Investors are urged to read that document because it will contain important information, including detailed risk factors. The prospectus/proxy statement and other documents filed by Inverness Medical Technology and Integ with the Securities and Exchange Commission will be available free of charge at the SEC's website (www.sec.gov) or by directing a request to Inverness Medical Technology, Inc., 200 Prospect Street, Waltham, MA 02453, Attention: Investor Relations, telephone (781) 647-3900 or by directing a request to Integ Incorporated, 2800 Patton Road, St. Paul, MN 55113, Attention: Investor Relations, telephone (651) 639-8816.

Integ, its directors, and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the merger. Integ's directors and executive officers are: Mark B. Knudson, Ph.D., Frank Bennett, Robert Nickloff, Walter Sembrowich, Ph.D., Winston Wallin, Susan Critzer and Richard Mussmann. Information concerning Integ's directors and executive officers can be found in the documents filed by Integ with the SEC. Certain directors and executive officers of Integ may have direct or indirect interests in the merger due to securities holdings, vesting of options, and rights to severance payments if their employment is terminated following the merger. In addition, directors and officers of Integ, after the merger, will be indemnified by Inverness, and benefit from insurance coverage, for liabilities that may arise from their service as directors and officers of Integ prior to the merger. Additional information regarding the participants in the solicitation will be contained in the proxy statement/prospectus.

We urge investors and security holders to read the prospectus/proxy statement of Inverness and Integ and the registration statement of Inverness relating to the merger transaction described above, when they become available, because they will contain important information. When these and other documents relating to the transaction are filed with the SEC, they may be obtained free of charge at the SEC's web site at www.sec.gov. You may also obtain copies of each of these documents (when they become available) free of charge from Inverness or from Integ by directing your request to the respective address set forth above.

Inverness Medical Technology will be hosting a conference call on October 4th, beginning at 10:30 am EST to discuss this announcement. If you would like to participate in this conference call, please dial 888-868-9080 (U.S. and Canada) or 973-633-1010 (International). Callers are advised to dial 10 minutes before the start of the call is scheduled to begin. A replay of the conference call will be available through October 6th by calling 877-375-1346 (U.S. and Canada) or 402-220-1372 (International). A live and on demand webcast of the conference call will be available online at www.invernessmedical.com and www.streetfusion.com.

Inverness Medical Technolgy's press releases are available at www.invernessmedical.com

Integ's press releases are available at www.integonline.com


(C)Copyright 1999 by Inverness Medical Technology.  All rights reserved.